Exhibit 99.1

Atlantic Coast Federal Corporation Increases Quarterly Dividend to $0.07 Per Common Share; Company Completes Initial Stock Repurchase Plan Initiates New Stock Repurchase Plan

    WAYCROSS, Ga.--(BUSINESS WIRE)--Sept. 23, 2005--Atlantic Coast Federal Corporation (NASDAQ/NM: ACFC), the holding company for Atlantic Coast Federal, today announced that its Board of Directors has voted to increase the Company's regular quarterly cash dividend rate on common stock to $0.07 per share. This new rate represents an increase of $0.01 from the preceding quarter and goes into effect with the next dividend that will be paid on October 31, 2005, to all stockholders of record as of October 14, 2005.
    Atlantic Coast Federal, MHC, which holds 8,728,500 shares or 60% of the Company's total outstanding stock, has informed the Company that it will waive receipt of the dividend on its owned shares.
    Commenting on the announcement, Robert J. Larison, Jr., President and Chief Executive Officer, said, "We are pleased that our operations again permit an increase in the quarterly cash dividend rate. As we continue our work to expand our business and market reach, we also see the merit in creating greater value for our stockholders over time through higher dividend payments, as business conditions allow."
    Atlantic Coast Federal declared its first cash dividend payments to stockholders during the first quarter of 2005. The initial dividend rate was $0.05 per common share.
    Separately, the Company reported that it has completed the previously announced repurchase of 285,131 shares of its common stock (1.96% of its total outstanding common stock or 4.9% of the Company's publicly traded shares).
    Finally, the Company announced that the Board also voted today to initiate a new stock repurchase program for up to 10% (579,520 shares) of the Company's currently outstanding publicly held shares of common stock. The repurchases may be made from time to time in open-market or negotiated transactions as deemed appropriate by the Company and will depend on market conditions. The new program will commence in early November of 2005, and is expected to be completed in 12 months. Larison noted that the Board of Directors considers Atlantic Coast Federal's common stock to be an attractive investment at this time.
    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Federal, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.acfederal.net, under the Investor Information section.
    Atlantic Coast Federal, with approximately $709 million in assets as of June 30, 2005, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 13 offices, including a growing presence in the Jacksonville metropolitan area.
    This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "believe" and "outlook," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

    CONTACT: Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376